Exhibit (K)(14)

EXECUTION COPY

AMENDMENT NO. 1

TO

CREDIT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”),dated as of October 22, 2008, to the Credit Agreement (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”),dated as of March 7, 2008, between Aberdeen Global Income Fund, Inc., a Maryland corporation (the “Borrower”),and The Bank of Nova Scotia (the “Bank”).

RECITALS

I.      Capitalized terms used herein and not herein defined shall have the meanings set forth in the Credit Agreement.

II.     The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and the Bank has agreed thereto.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.         The defined term “Applicable Rate” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Rate” means, with respect to each (a) ABR Loan, the Alternate Base Rate, (b) LIBOR Loan, the Adjusted LIBO Rate plus 1.00%, (c) Canadian Dollar Loan, the Canadian Base Rate, (d) Bankers’ Acceptance, 1.00% and (e) Alternate Currency Loan, the Adjusted Alternate Currency Rate plus 1.00%.

2.         Section 1.1 of the Credit Agreement is hereby amended by adding the following defined term thereto in appropriate alphabetic order:

“Minimum NAV” means (i) except as otherwise provided in clause (ii) below, $75,000,000; and (ii) notwithstanding anything to the contrary in clause (i) above, if at any time after October 22, 2008, Net Asset Value shall equal or exceed $120,000,000, at all times thereafter Minimum NAV shall be $90,000,000.

3.         Section 7.7(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) The Borrower shall not permit the Net Asset Value to be less than the Minimum NAV.

4.	Paragraphs 1-3 of this Amendment shall not be effective until (i) the Bank shall have received from the Borrower either (a) a counterpart of this Amendment executed on behalf of the Borrower or (b) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment; (ii) the Borrower shall have paid the Bank an amendment fee equal to five (5) basis points on the Commitment; (iii) the Borrower shall have paid all out-of-pocket fees and expenses incurred by the Bank (including, without limitation, legal fees and disbursements of counsel to the Bank) in connection herewith; and (iv) the Bank shall have received from the Borrower a Secretary’s Certificate attaching a true, complete and correct copy of the resolutions of the board of directors of the Borrower relating to the authorization of this Amendment.

5.          The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing.

6.          In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

7.          This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

8.          THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. I to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ABERDEEN GLOBAL INCOME FUND, INC.

By: /s/ Megan Kennedy

Name: Megan Kennedy

Title: Treasurer

THE BANK OF NOVA SCOTIA

By: /s/ David L. Mahmood

Name: David L. Mahmood

Title: Managing Director